Exhibit 99.1

FOR IMMEDIATE RELEASE	4714 Gettysburg Road Mechanicsburg, PA 17055 NYSE Symbol: SEM
Select Medical Holdings Corporation Announces
Results for Third Quarter Ended September 30, 2011
MECHANICSBURG, PENNSYLVANIA — November 3, 2011 — Select Medical Holdings Corporation (“Select Medical”) (NYSE: SEM), today announced results for its third quarter ended September 30, 2011.
For the third quarter ended September 30, 2011, net operating revenues increased 18.0% to $694.1 million compared to $588.3 million for the same quarter, prior year. Income from operations increased 62.3% to $68.1 million compared to $42.0 million for the same quarter, prior year. Net income attributable to Select Medical increased to $25.6 million compared to $8.0 million for the same quarter, prior year. Net income before interest, income taxes, depreciation and amortization, stock compensation expense, other income, loss on early retirement of debt and equity in earnings (losses) of unconsolidated subsidiaries (“Adjusted EBITDA”) for the third quarter increased 45.6% to $86.5 million compared to $59.4 million for the same quarter, prior year. A reconciliation of net income to Adjusted EBITDA is contained in table VII of this release. Income per common share for the third quarter ended September 30, 2011 was $0.17 on a fully diluted basis compared to income per common share of $0.05 for the quarter ended September 30, 2010.
For the nine months ended September 30, 2011, net operating revenues increased 19.0% to $2,086.1 million compared to $1,752.9 million for the same period, prior year. Income from operations increased 26.5% to $236.7 million compared to $187.2 million for the same period, prior year. Net income attributable to Select Medical increased 25.2% to $71.0 million compared to $56.7 million for the same period, prior year. Net income attributable to Select Medical for the nine months ended September 30, 2011 includes a loss on early retirement of debt, net of tax, of $19.2 million associated with the June 1, 2011 refinancing of a portion of its indebtedness. Additionally, Adjusted EBITDA for the nine months ended September 30, 2011 increased 21.8% to $292.2 million compared to $239.9 million for the same period, prior year. A reconciliation of net income to Adjusted EBITDA is contained in table VII of this release. Income per common share for the nine months ended September 30, 2011 was $0.46 on a fully diluted basis compared to income per common share of $0.35 for the nine months ended September 30, 2010. Excluding the loss related to the early retirement of debt and its tax effect, net income available to common stockholders on an adjusted basis (“Adjusted Net Income Per Share”) was $0.59 per diluted share for the nine months ended September 30, 2011. A reconciliation of net income per share to Adjusted Net Income Per Share is contained in table VIII of this release.

Specialty Hospitals
Certain specialty hospital key statistics are contained on tables V and VI of this release. For the third quarter of 2011, net operating revenues for all of Select Medical’s hospitals increased 24.1% to $521.1 million compared to $419.8 million for the same quarter, prior year. The hospitals acquired in the Regency acquisition on September 1, 2010 contributed $84.1 million of net operating revenue, or $61.3 million of this increase. Adjusted EBITDA for the specialty hospital segment increased 40.0% to $81.6 million compared to $58.3 million for the same quarter, prior year. The hospitals acquired in the Regency acquisition contributed $12.7 million of this increase. The Adjusted EBITDA margin for the segment was 15.7% for the third quarter of 2011, compared to 13.9% for the same quarter, prior year. Excluding the effect of the Regency hospitals, the Adjusted EBITDA margin would have been 16.0% for the third quarter of 2011, compared to 14.9% for the same quarter, prior year.
For the nine months ended September 30, 2011, net operating revenues for all of Select Medical’s hospitals increased 26.5% to $1,561.3 million compared to $1,234.6 million for the same period, prior year. The hospitals acquired in the Regency acquisition contributed $255.0 million of net operating revenue, or $232.2 million of this increase. Adjusted EBITDA for the segment for the nine months ended September 30, 2011 increased 27.3% to $273.0 million compared to $214.5 million for the same period, prior year. The hospitals acquired in the Regency acquisition contributed $35.9 million of this increase. The Adjusted EBITDA margin for the segment for the nine months ended September 30, 2011 was 17.5%, compared to 17.4% for the same period, prior year. Excluding the effect of the Regency hospitals, the Adjusted EBITDA margin would have been 18.2% for the nine months ended September 30, 2011, compared to 17.8% for the same period, prior year.
Outpatient Rehabilitation
Certain outpatient rehabilitation key statistics are contained in tables V and VI of this release. For the third quarter of 2011, net operating revenues for the outpatient rehabilitation segment increased 2.7% to $173.0 million compared to $168.4 million for the same quarter, prior year. Adjusted EBITDA for the segment for the third quarter decreased 4.4% to $19.4 million compared to $20.3 million for the same quarter, prior year. The Adjusted EBITDA margin for the segment was 11.2% for the third quarter of 2011, compared to 12.1% for the same quarter, prior year.
For the nine months ended September 30, 2011, net operating revenues for the outpatient rehabilitation segment increased 1.2% to $524.7 million compared to $518.3 million for the same period, prior year. Adjusted EBITDA for the nine months ended September 30, 2011 decreased 2.3% to $65.3 million compared to $66.8 million for the same period, prior year. The Adjusted EBITDA margin for the nine months ended September 30, 2011 was 12.4% compared to 12.9% in the same period, prior year.

Stock Repurchase Program
On August 3, 2011, the board of directors of Select Medical authorized an increase of $50.0 million in the capacity of its common stock repurchase program from $100.0 million to $150.0 million. The program will now remain in effect until March 31, 2013, unless extended by the board of directors. Stock repurchases under this program may be made in the open market or through privately negotiated transactions, and at times and in such amounts as Select Medical deems appropriate. The timing of purchases of stock will be based upon market conditions and other factors. Select Medical is funding this program with cash on hand or borrowings under its revolving credit facility. Select Medical repurchased 4,239,972 shares at a cost of $28.4 million and 4,649,747 shares at a cost of $31.6 million, which includes transaction costs, during the quarter and nine months ended September 30, 2011, respectively. Since the inception of the program through September 30, 2011, Select Medical has repurchased 11,555,447 shares at a cost of $75.8 million, which includes transaction costs.
Business Outlook
Select Medical is increasing its prior business outlook for calendar year 2011. Select Medical now expects net revenue for the full year 2011 to be in the range of $2.76 billion to $2.80 billion and Adjusted EBITDA for the full year to be in the range of $375 million to $390 million. Select Medical expects fully diluted income per common share to be in the range of $0.62 to $0.68. Adjusted Net Income Per Share is now expected to be in the range of $0.75 to $0.81.
Conference Call
Select Medical will host a conference call regarding its third quarter results and its business outlook on Friday, November 4, 2011, at 9:00 am EDT. The domestic dial in number for the call is
1-800-706-7745. The international dial in number is 1-617-614-3472. The pass code for the call is 57051359. The conference call will be webcast simultaneously and can be accessed at Select Medical Holdings Corporation’s website http://www.selectmedicalholdings.com/.
For those unable to participate in the conference call, a replay will be available until 11:59pm EST, November 11, 2011. The replay number is 1-888-286-8010 (domestic) or 1-617-801-6888 (international). The passcode for the replay will be 42934406. The replay can also be accessed at Select Medical Holdings Corporation’s website, http://www.selectmedicalholdings.com.
* * * * *
Select Medical is a leading operator of specialty hospitals and outpatient rehabilitation clinics in the United States. As of September 30, 2011, Select Medical operated 110 long term acute care hospitals and nine acute medical rehabilitation hospitals in 28 states, and 952 outpatient rehabilitation clinics in 34 states and the District of Columbia. Select Medical also provides medical rehabilitation services on a contract basis at nursing homes, hospitals, assisted living and senior care centers, schools and worksites. Information about Select Medical is available at http://www.selectmedical.com/

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements due to factors including the following:
•
additional changes in government reimbursement for our services, including changes that will result from the expiration of the moratorium for long term acute care hospitals established by the Medicare, Medicaid and SCHIP Extension Act of 2007, the American Recovery and Reinvestment Act, and the Patient Protection and Affordable Care Act may result in a reduction in net operating revenues, an increase in costs and a reduction in profitability;

•	the failure of our specialty hospitals to maintain their Medicare certifications may cause our net operating revenues and profitability to decline;
•	the failure of our facilities operated as “hospitals within hospitals” to qualify as hospitals separate from their host hospitals may cause our net operating revenues and profitability to decline;
•	a government investigation or assertion that we have violated applicable regulations may result in sanctions or reputational harm and increased costs;
•	acquisitions or joint ventures may prove difficult or unsuccessful, use significant resources or expose us to unforeseen liabilities;
•	private third-party payors for our services may undertake future cost containment initiatives that limit our future net operating revenues and profitability;
•	the failure to maintain established relationships with the physicians in the areas we serve could reduce our net operating revenues and profitability;
•	shortages in qualified nurses or therapists could increase our operating costs significantly;
•	competition may limit our ability to grow and result in a decrease in our net operating revenues and profitability;
•	the loss of key members of our management team could significantly disrupt our operations;
•	the effect of claims asserted against us could subject us to substantial uninsured liabilities and in the future we may not be able to obtain insurance at a reasonable price;
•	other factors discussed from time to time in our filings with the Securities and Exchange Commission, including factors under the heading “Risk Factors” in our annual report on Form 10-K.
Investor inquiries:
Joel Veit, 717/972-1100

I. Condensed Consolidated Statements of Operations
For the Three Months Ended September 30, 2010 and 2011
(In thousands, except per share amounts, unaudited)

	2010	2011	%Change

Net operating revenues	$588,250	$694,131	18.0%

Costs and expenses:
Cost of services	498,739	581,829	16.7%
General and administrative	19,228	14,975	(22.1)%
Bad debt expense	11,317	11,709	3.5%
Depreciation and amortization	17,012	17,545	3.1%

Income from operations	41,954	68,073	62.3%

Equity in earnings (losses) of unconsolidated subsidiaries	(186)	1,653	N/M
Other income	148	—	N/M
Interest income	—	119	N/M
Interest expense	(27,677)	(24,134)	(12.8)%

Income before income taxes	14,239	45,711	221.0%

Income tax expense	5,574	19,330	246.8%

Net income	8,665	26,381	204.5%

Less: Net income attributable to non-controlling interests	656	785	19.7%

Net income attributable to Select Medical Holdings Corporation	$8,009	$25,596	219.6%

Income per common share:
Basic	$0.05	$0.17
Diluted	$0.05	$0.17

Weighted average shares outstanding:
Basic	159,717	151,470
Diluted	159,955	151,676
N/M = Not Meaningful

II. Condensed Consolidated Statements of Operations
For the Nine Months Ended September 30, 2010 and 2011
(In thousands, except per share amounts, unaudited)

	2010	2011	%Change

Net operating revenues	$1,752,940	$2,086,066	19.0%

Costs and expenses:
Cost of services	1,441,160	1,708,911	18.6%
General and administrative	41,819	47,656	14.0%
Bad debt expense	31,449	40,002	27.2%
Depreciation and amortization	51,333	52,766	2.8%

Income from operations	187,179	236,731	26.5%

Loss on early retirement of debt	—	(31,018)	N/M
Equity in earnings (losses) of unconsolidated subsidiaries	(186)	1,329	N/M
Other income	464	—	N/M
Interest income	—	286	N/M
Interest expense	(86,998)	(75,094)	(13.7)%

Income before income taxes	100,459	132,234	31.6%

Income tax expense	39,989	56,809	42.1%

Net income	60,470	75,425	24.7%

Less: Net income attributable to non- controlling interests	3,773	4,438	17.6%

Net income attributable to Select Medical Holdings Corporation	$56,697	$70,987	25.2%

Income per common share:
Basic	$0.35	$0.46
Diluted	$0.35	$0.46

Weighted average shares outstanding:
Basic	159,698	152,299
Diluted	159,964	152,522
N/M = Not Meaningful

III. Condensed Consolidated Balance Sheets
(In thousands, unaudited)

	December 31,	September 30,
	2010	2011
Assets
Cash	$4,365	$10,213
Accounts receivable, net	353,432	394,989
Current deferred tax asset	30,654	19,834
Prepaid income taxes	12,699	10,340
Other current assets	28,176	28,106

Total Current Assets	429,326	463,482
Property and equipment, net	532,100	505,894
Goodwill	1,631,252	1,627,509
Other identifiable intangibles	80,119	72,448
Assets held for sale	11,342	11,342
Other assets	37,947	70,435

Total Assets	$2,722,086	$2,751,110

Liabilities and equity
Payables and accruals	$350,179	$343,220
Current portion of long-term debt	149,379	10,268

Total Current Liabilities	499,558	353,488
Long-term debt, net of current portion	1,281,390	1,397,418
Non-current deferred tax liability	59,074	68,399
Other non-current liabilities	66,650	73,219
Total equity	815,414	858,586

Total Liabilities and Equity	$2,722,086	$2,751,110

IV. Condensed Consolidated Statement of Cash Flows
For the Nine Months Ended September 30, 2010 and 2011
(In thousands, unaudited)

	2010	2011

Operating Activities
Net Income	$60,470	$75,425
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	51,333	52,766
Provision for bad debts	31,449	40,002
Loss on early retirement of debt	—	31,018
Loss (gain) from disposal of assets	612	(5,182)
Non-cash gain from interest rate swaps	(464)	—
Non-cash stock compensation expense	1,405	2,698
Amortization of debt discount	1,396	1,271
Changes in operating assets and liabilities, net of effects from acquisition of businesses:
Accounts receivable	(26,668)	(81,466)
Other current assets	3,571	240
Other assets	494	1,072
Accounts payable	(3,469)	14,008
Due to third-party payors	(756)	(1,050)
Accrued expenses, income and deferred taxes	(9,108)	13,112

Net cash provided by operating activities	110,265	143,914

Investing activities
Purchases of property and equipment	(38,626)	(32,094)
Investment in business	—	(13,514)
Acquisition of businesses, net of cash acquired	(165,802)	1,921
Proceeds from sale of assets	—	7,879

Net cash used in investing activities	(204,428)	(35,808)

Financing activities
Borrowings on revolving credit facilities	90,000	595,000
Payments on revolving credit facilities	(70,000)	(570,000)
Borrowings on 2011 credit facility term loan, net of discount	—	841,500
Payments on 2011 credit facility term loans	—	(2,125)
Payments on 2005 credit facility term loans, net of call premium	—	(484,633)
Repurchase of 10% senior subordinated notes	—	(150,000)
Repurchase of 7 5/8% senior subordinated notes, net of tender premium	—	(273,941)
Borrowings of other debt	5,015	5,496
Principal payments on seller and other debt	(6,667)	(5,846)
Debt issuance costs	—	(18,556)
Proceeds from (repayment of) bank overdrafts	10,971	(4,174)
Repurchase of common stock	—	(31,641)
Proceeds from issuance of common stock	125	169
Distributions to non-controlling interests	(3,618)	(3,507)

Net cash provided by (used in) financing activities	25,826	(102,258)

Net increase (decrease) in cash and cash equivalents	(68,337)	5,848

Cash and cash equivalents at beginning of period	83,680	4,365

Cash and cash equivalents at end of period	$15,343	$10,213

Supplemental Cash Flow Information
Cash paid for interest	$99,897	$94,632
Cash paid for taxes	$36,424	$31,105

V. Key Statistics
For the Three Months Ended September 30, 2010 and 2011
(unaudited)

	2010	2011	%Change
Specialty Hospitals

Number of hospitals — end of period:
Long term acute care hospitals	111	110
Rehabilitation hospitals	6	9

Total specialty hospitals	117	119

Net operating revenues (,000)	$419,798	$521,085	24.1%

Number of patient days	275,387	333,322	21.0%

Number of admissions	11,305	13,599	20.3%

Net revenue per patient day (a)	$1,478	$1,474	(0.3)%

Adjusted EBITDA (,000)	$58,282	$81,570	40.0%

Adjusted EBITDA margin	13.9%	15.7%

Outpatient Rehabilitation

Number of clinics — end of period	950	952

Net operating revenues (,000)	$168,438	$173,030	2.7%

Number of visits	1,144,096	1,099,342	(3.9)%

Revenue per visit (b)	$101	$103	2.0%

Adjusted EBITDA (,000)	$20,339	$19,435	(4.4)%

Adjusted EBITDA margin	12.1%	11.2%

(a)	Net revenue per patient day is calculated by dividing specialty hospital direct patient service revenue by the total number of patient days.

(b)
Net revenue per visit is calculated by dividing outpatient rehabilitation clinic revenue by the total number of visits. For purposes of this computation, outpatient rehabilitation clinic revenue does not include managed clinics or contract services revenue.

VI. Key Statistics
For the Nine Months Ended September 30, 2010 and 2011
(unaudited)

	2010	2011	%Change
Specialty Hospitals

Number of hospitals — end of period:
Long term acute care hospitals	111	110
Rehabilitation hospitals	6	9

Total specialty hospitals	117	119

Net operating revenues (,000)	$1,234,562	$1,561,270	26.5%

Number of patient days	808,133	994,179	23.0%

Number of admissions	33,022	40,965	24.1%

Net revenue per patient day (a)	$1,481	$1,498	1.1%

Adjusted EBITDA (,000)	$214,523	$273,004	27.3%

Adjusted EBITDA margin	17.4%	17.5%

Outpatient Rehabilitation

Number of clinics — end of period	950	952

Net operating revenues (,000)	$518,288	$524,694	1.2%

Number of visits	3,442,266	3,381,896	(1.8)%

Revenue per visit (b)	$101	$103	2.0%

Adjusted EBITDA (,000)	$66,813	$65,308	(2.3)%

Adjusted EBITDA margin	12.9%	12.4%

(a)	Net revenue per patient day is calculated by dividing specialty hospital direct patient service revenue by the total number of patient days.

(b)
Net revenue per visit is calculated by dividing outpatient rehabilitation clinic revenue by the total number of visits. For purposes of this computation, outpatient rehabilitation clinic revenue does not include managed clinics or contract services revenue.

VII. Net Income to Adjusted EBITDA Reconciliation
For the Three and Nine Months Ended September 30, 2010 and 2011
(In thousands, unaudited)
The following table reconciles net income to Adjusted EBITDA for Select Medical. Adjusted EBITDA is used by Select Medical to report its segment performance. Adjusted EBITDA is defined as net income before interest, income taxes, depreciation and amortization, stock compensation expense, other income, loss on early retirement of debt and equity in earnings (losses) of unconsolidated subsidiaries. The Company believes that the presentation of Adjusted EBITDA is important to investors because Adjusted EBITDA is used by management to evaluate financial performance and determine resource allocation for each of its operating units.
Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles. Items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Adjusted EBITDA should not be considered in isolation or as an alternative to, or substitute for, net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because Adjusted EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculation, Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2011	2010	2011
Net income	$8,665	$26,381	$60,470	$75,425
Income tax expense	5,574	19,330	39,989	56,809
Other income	(148)	—	(464)	—
Loss on early retirement of debt	—	—	—	31,018
Interest expense, net of interest income	27,677	24,015	86,998	74,808
Equity in (earnings) losses of unconsolidated subsidiaries	186	(1,653)	186	(1,329)
Stock compensation expense:
Included in general and administrative	20	488	311	1,436
Included in cost of services	440	430	1,094	1,262
Depreciation and amortization	17,012	17,545	51,333	52,766

Adjusted EBITDA	$59,426	$86,536	$239,917	$292,195

Specialty hospitals	$58,282	$81,570	$214,523	$273,004
Outpatient rehabilitation	20,339	19,435	66,813	65,308
Other (1)	(19,195)	(14,469)	(41,419)	(46,117)

Adjusted EBITDA	$59,426	$86,536	$239,917	$292,195

(1)	Other primarily includes general and administrative costs.

VIII. Reconciliation of Net Income Per Share to Adjusted Net Income Per Share
For the Nine Months Ended September 30, 2010 and 2011
(In thousands, except per share amounts, unaudited)

		Per Share		Per Share
	2010	(a)	2011	(a)

Net income attributable to Select Medical Holdings Corporation	56,697	0.35	70,987	0.47
Earnings allocated to unvested restricted stockholders	(135)	(0.00)	(763)	(0.01)

Net income available to common stockholders	56,562	0.35	70,224	0.46

Adjustment for early retirement of debt:
Loss on early retirement of debt	—	—	31,018	0.20
Estimated income tax benefit (b)	—	—	(11,796)	(0.07)
Earnings allocated to unvested restricted stockholders	—	—	(207)	(0.00)

Adjusted net income available to common stockholders	$56,562	$0.35	$89,239	$0.59

Adjustment for dilution		0.00		0.00

Adjusted net income available to common stockholders — diluted shares		$0.35		$0.59

Weighted average common shares outstanding:
Basic		159,698		152,299
Diluted		159,964		152,522

(a)
Per share amounts for each period presented are basic weighted average common shares outstanding for all amounts except adjusted net income available to common stockholders — diluted shares, which is based on diluted shares outstanding.

(b)	Represents the estimated tax benefit on the adjustments to net income.